Exhibit 10.73
          AMENDMENT NO. 1, dated as of September 30, 2010 (this “Amendment”), to the Amended and Restated Employment Agreement (the “Employment Agreement”) by and between Burger King Corporation, a Florida corporation (together with any successor thereto, the “Company”) and Charles M. Fallon (the “Executive”), dated as of December 8, 2008.
          WHEREAS, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 2, 2010, by and among Burger King Holdings, Inc., a Delaware corporation and parent company of the Company (“BHI”), Blue Acquisition Holding Corporation, a Delaware corporation (“Parent”), and Blue Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub will merge with and into BHI (the “Merger”) and BHI will become a wholly owned subsidiary of Parent;
          WHEREAS, Executive commenced employment with the Company on June 19, 2006;
          WHEREAS, the Company desires that Executive continue to serve the Company on the terms and conditions set forth in the Employment Agreement as herein amended; and
          WHEREAS, subject to consummation of the Merger, the Company and Executive wish to make certain amendments to the Employment Agreement.
          NOW, THEREFORE, the Company and Executive hereby agree that, subject to and effective upon consummation of the Merger and provided that the Executive remains continuously employed until the Effective Time (as defined in the Merger Agreement) of the Merger, the Employment Agreement shall be amended as follows:
          1. Section 4 of the Employment Agreement is hereby amended to delete the following words from the last sentence thereof: “(A) up to fifty percent (50%) of the Annual Bonus in the form of a grant of restricted stock units of Common Stock (as defined below) or (B)”.
          2. Section 5(a) of the Employment Agreement shall cease to apply as of the Effective Time. Executive acknowledges and agrees that, in connection with the Merger, Executive shall have the rights described in Section 3.04 of the Merger Agreement with respect to Executive’s outstanding equity awards. Solely with respect to the awards granted to Executive on August 25, 2010, Executive hereby authorizes the Company to deposit on Executive’s behalf sixty percent (60%) of the gross proceeds attributable to such awards into a trust account for the benefit of the Executive, rather than directly to the Executive, subject to the applicable terms set forth on Section 7.05(d) of the Company Disclosure Letter, which have been made available to Executive.
          3. Section 8(f)(i)(A) of the Employment Agreement is hereby replaced in its entirety with the following:

“(A)(1) during the period commencing on the first business day following the Date of Separation from Service and ending on the six (6) month anniversary of the Date of Separation from Service, Executive shall receive, in substantially equal installments, in accordance with the Company’s regular payroll policies, an amount equal to the lesser of (x) the Safe Harbor Amount (as defined below) and (y) one-fourth (1/4th) of the Severance (as defined below) (such lesser amount, the “Initial Severance Payment”); provided, that such payments shall commence on the 60th day following the Date of Separation from Service (the “Commencement Date”), provided, further, that the first installment payment shall equal the sum of the installments that would have been made between the Date of Separation from Service and the Commencement Date; and
For purposes of Section 8(f)(i), the “Safe Harbor Amount” means an amount equal to two times (2x) the lesser of (1) the sum of Executive’s “annualized compensation” within the meaning of Code Section 409A and (2) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) (i.e., with respect to 2010, $245,000).
For purposes of Section 8(f)(i), the “Severance” means an amount equal to two times (2x) the sum of (x) Executive’s Base Salary as of the Date of Separation from Service, (y) the annual amount of the Benefits Allowance described in Section 6(b) hereof and (z) Executive’s target Annual Bonus for the fiscal year of the Company that includes the Date of Separation from Service.
(2) during the period commencing on the first business day following the six (6) month anniversary of the Date of Separation from Service and ending on the second anniversary of the Date of Separation from Service, Executive shall receive in substantially equal installments, in accordance with the Company’s regular payroll policies, an amount equal to (x) the Severance minus (y) the Initial Severance Payment; provided, that, in the event that the portion of the Severance (such portion, the “New Amount”) payable during the period beginning on the first business day immediately following the six (6) month anniversary of the Date of Separation from Service and ending on the first anniversary of the Date of Separation from Service is less than an amount equal to the sum of Executive’s Base Salary plus the annual amount of the Benefits Allowance described in Section 6(b) (such amount, the “Original Amount”), an amount equal to the excess of the Original Amount over the New Amount shall be deemed to have been paid during the period beginning on the first business day following the Date of Separation from Service and ending on the six (6) month anniversary of the Date of Separation from Service in accordance with Section 8(f)(i)(A)(1) hereof. For the avoidance of doubt, in no event shall the total amount paid pursuant to this Section 8(f)(i)(A) exceed the Severance;”.
          4. Section 8(f)(i)(B) of the Employment Agreement shall cease to apply as of the Effective Time.

          5. Section 8(f)(i)(C) of the Employment Agreement is hereby amended to replace the words “one year” with the word “second”.
          6. Section 8(f)(i)(D) of the Employment Agreement is hereby amended to replace the words “the Severance Period” with the words: “one (1) year following the Date of Separation from Service”.
          7. The following two new flush paragraphs shall be added immediately following the end of Section 8(f)(ii) of the Employment Agreement:
“For purposes of Section 8(f)(ii),“Bonus Payment Date” means the date on which annual bonuses with respect to a fiscal year are actually paid by the Company to its active executives.”
“For purposes of Section 8(f)(ii),“Pro-Rata Bonus” means a portion of Executive’s Annual Bonus for the fiscal year of the Company during which Executive was employed that includes the Date of Separation from Service, such portion to equal the product of (1) the Annual Bonus that would have been payable to Executive for such fiscal year had Executive remained employed for the entire fiscal year, determined based on the extent to which the Company actually achieves the performance goals for such year established pursuant to Section 4, multiplied by (2) a fraction, the numerator of which is equal to the number of days in such fiscal year that precede the Date of Separation from Service and the denominator of which is equal to 365.”
          8. Section 9(b) of the Employment Agreement is hereby amended by inserting the following parenthetical immediately following the phrase “period of one (1) year”: “(or, in circumstances in which Executive receives severance payments pursuant to Section 8(f)(i) hereof, the period of two (2) years)”.
          9. Section 9(c) of the Employment Agreement is hereby amended by inserting the following parenthetical immediately following the phrase “the one (1)-year period”: “(or, in circumstances in which Executive receives severance payments pursuant to Section 8(f)(i) hereof, the two (2) year period)”.
          10. The Employment Agreement, except as expressly modified hereby, shall remain in full force and effect.
          11. This Amendment shall become effective, and is expressly contingent, upon the occurrence of the Effective Time and the Executive remaining continuously employed through the Effective Time and in the event that the Effective Time does not occur, this Amendment shall be void ab initio.
          12. This Amendment shall be governed by and construed in accordance with the laws of the State of Florida without reference to principles of conflicts of laws.
[signature page follows]

          Intending to be legally bound hereby, the parties have executed this Amendment as of the date first set forth above.

BURGER KING CORPORATION,

by	/s/ Peter C. Smith

EXECUTIVE,

by	/s/ Charles M. Fallon

Charles M. Fallon